- - --------------------------------------------------------------------------------
- - --------------------------------------------------------------------------------

                                  SCHEDULE 14A
                                   (RULE 14A)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                 / /  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                      ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                                     XXXXX
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of filing fee (Check the appropriate box):
/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
  (1) Title of each class of securities to which transaction applies:
  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
  (4) Proposed maximum aggregate value of transaction:
  (5) Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
  (1) Amount Previously Paid:
  (2) Form, Schedule or Registration Statement No.:
  (3) Filing Party:
  (4) Date Filed:

- - --------------------------------------------------------------------------------
- - --------------------------------------------------------------------------------

        BFGOODRICH
- - --------------------------------------------------------------------------------

        NOTICE  OF

        1995

        ANNUAL  MEETING

        OF  SHAREHOLDERS

        AND

        PROXY  STATEMENT

THE BFGOODRICH COMPANY

3925 Embassy Parkway
Akron, Ohio 44333-1799

NOTICE TO SHAREHOLDERS

  THE ANNUAL MEETING OF SHAREHOLDERS of The B.F.Goodrich Company, a New York corporation, will be held in the Knickerbocker Suite, on the third floor of The New York Helmsley Hotel, 212 East 42nd Street, New York, New York on April 17, 1995, at 10:30 A.M. for the following purposes:

  1. To elect twelve Directors to hold office until the next Annual Meeting of Shareholders and until their respective successors are elected and qualified.

  2. To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as Independent Auditors for the Company for the year 1995.

  3. To consider and act upon a management proposal to approve the Senior Executive Management Incentive Plan.

  4. To consider and act upon a shareholder proposal relating to Directors' pension benefits.

  5. To transact such other business as may properly come before the meeting.

  Information with respect to the above matters is set forth in the Proxy Statement which accompanies this Notice.

  The Board of Directors has fixed February 27, 1995 as the record date for determining shareholders entitled to notice of and to vote at the meeting. Only holders of record at the close of business on that date shall be entitled to notice of and to vote at the meeting or any adjournment thereof.

  A proxy for use at the meeting in the form accompanying this Notice is hereby solicited on behalf of the Board of Directors of the Company from holders of Common Stock. IT IS IMPORTANT THAT THE PROXY BE RETURNED REGARDLESS OF THE NUMBER OF SHARES OWNED. Shareholders may withdraw their proxies at the meeting should they be present and desire to vote their shares in person, and they may revoke their proxies for any reason at any time prior to the voting thereof.

  IT IS IMPORTANT THAT EVERY SHAREHOLDER BE REPRESENTED AT THE MEETING REGARDLESS OF THE NUMBER OF SHARES OWNED. TO MINIMIZE EXPENSE ASSOCIATED WITH COLLECTING PROXIES, PLEASE EXECUTE AND RETURN YOUR PROXY PROMPTLY.

Dated March 2, 1995                           By Order of the Board of Directors
                                                   Nicholas J. Calise, Secretary

                             THE BFGOODRICH COMPANY
                                PROXY STATEMENT

  THE ACCOMPANYING PROXY, WHICH MAY BE REVOKED BY THE SHAREHOLDER GIVING IT, IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. The Annual Meeting of Shareholders of The B.F.Goodrich Company will be held in the Knickerbocker Suite, on the third floor of The New York Helmsley Hotel, 212 East 42nd Street, New York, New York on April 17, 1995. All shareholders of record of Common Stock at the close of business on February 27, 1995 will be entitled to notice of and to vote at the meeting. There were 25,499,944 shares outstanding on such date, and each share is entitled to one vote. There are no cumulative voting rights. All of the shares represented by proxies submitted by such shareholders, and not revoked by them, will be voted on all matters presented for a vote. Proxies for shares of Common Stock will also represent shares held under the Company's Dividend Reinvestment Plan. Proxies will also be considered to be voting instructions to the Plan Trustee with respect to shares held in accounts under The B.F.Goodrich Company Retirement Plus Savings Plan and similar plans of subsidiaries. If participants in any such plan also are shareholders of record with the same account information, they will receive a single proxy which will represent all shares. If the account information is different, then the participants will receive separate proxies. Participants in other Company employee benefit plans will receive separate proxies. The number printed on the proxy card reflects the total number of shares represented by that proxy.

  The expense of soliciting these proxies will be paid by the Company. In addition to the use of the mails, proxies may be solicited personally, or by telephone or by facsimile, by Officers, Directors, and employees of the Company. The Company will reimburse brokers and others holding shares in their names, or in the names of nominees, for their expenses in sending proxy material to the beneficial owners of such shares and obtaining their proxies. The Company has retained Morrow & Co., 909 Third Avenue, 20th Floor, New York, New York 10022-4799, to assist in the solicitation of proxies from shareholders, including brokers, custodians, nominees, and fiduciaries, and will pay that firm fees presently estimated at $10,000 for its services, plus the firm's expenses and disbursements.

  The Annual Report of the Company for 1994, including financial statements, is being mailed with this proxy statement to each holder of record of the Company's Common Stock. An additional copy will be furnished to any shareholder upon request. The approximate date on which this proxy statement and the accompanying proxy will first be mailed to shareholders is March 2, 1995. The principal executive offices of the Company are located in Bath Township, Ohio with a mailing address of 3925 Embassy Parkway, Akron, Ohio 44333-1799.

                           VOTE REQUIRED FOR APPROVAL

  The twelve nominees for director receiving a plurality of the votes cast at the meeting in person or by proxy shall be elected. All other matters to be voted upon at the meeting, including the ratification of the appointment of independent auditors, will be decided by a majority of the votes cast "for" or "against" approval. Consequently, abstentions and broker non-votes will have no effect on any matter submitted to a vote at this meeting.

                           PROPOSALS TO SHAREHOLDERS

                            1. ELECTION OF DIRECTORS

  One of the purposes of the meeting is the election of twelve Directors to hold office until the next Annual Meeting of Shareholders in 1996 and until their respective successors are elected and qualified. It is intended that the accompanying proxy will be voted for the election of the twelve nominees named on the following pages, all of whom, except Mr. Young, are now Directors and whose terms expire in April, 1995.

  All nominees have indicated that they are willing and able to serve as Directors if elected. If any nominee should be unable or unwilling to serve, the proxies will be voted for the election of such person as may be designated by the Board of Directors to replace such nominee.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THESE NOMINEES FOR DIRECTOR.

                                        NOMINEES FOR ELECTION

                     JEANETTE GRASSELLI BROWN, age 66 -- Director since April 15, 1991.
                     DISTINGUISHED VISITING PROFESSOR AND DIRECTOR OF RESEARCH ENHANCEMENT, OHIO UNIVERSITY. Mrs. Brown is a graduate of Ohio University, BS, Case Western Reserve University, MS, and Ohio University, Clarkson, and Michigan Technological University, DSc (hon.). Mrs. Brown joined the Research Department of Standard Oil Company of Ohio (now BP America) in 1950. At her retirement in January, 1989 she was Director of Corporate Research, Environmental and Analytical Sciences. She has authored 9 books and over 70 publications in scientific journals. She is the editor of the international journal Vibrational Spectroscopy. Mrs. Brown is a director of AGA Gas, Inc., Diatrac Holdings, Inc. and USX Corp. She is past Chair and currently a member of the Board of Trustees of Ohio University and is a member of the Board of Trustees of the Cleveland Playhouse, Edison Biotechnology Center, Holden Arboretum, and the Musical Arts Association. She is Chair of the Board of Trustees of The Cleveland Scholarship Program, Inc. She is past Chair of the U.S. Committee for the International Union of Pure and Applied Chemistry, and she serves on the White House Joint High Level Advisory Panel on US/Japan Science and Technology Agreements.

                     GEORGE A. DAVIDSON, JR., age 56 -- Director since April 15, 1991.
                     CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF CONSOLIDATED NATURAL GAS COMPANY, a natural gas holding company. Mr. Davidson is a graduate of the University of Pittsburgh with a degree in petroleum engineering. He has been associated with Consolidated Natural Gas since 1966. He became Vice Chairman of Consolidated Natural Gas in October 1985 and served in that position until January 1987, when he assumed the additional responsibility of Chief Operating Officer. In May 1987 Mr. Davidson became Chairman and Chief Executive Officer. Mr. Davidson is a director of Consolidated Natural Gas Company and PNC Bank Corp. He serves on the National Petroleum Council, the Allegheny Conference on Community Development, the Pittsburgh Foundation, is Vice Chairman of the American Gas Association and Vice Chairman of the Pittsburgh Trust for Cultural Resources. Mr. Davidson is a Trustee of the University of Pittsburgh and is the Chairman Emeritus of the Pittsburgh Civic Light Opera Board.

                     JAMES J. GLASSER, age 60 -- Director since April 15, 1985. CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER OF GATX CORPORATION, a transportation, storage, leasing and financial services company. Mr. Glasser holds a bachelor of arts degree from Yale University and a doctor of jurisprudence degree from Harvard Law School. He joined GATX Corporation in 1961 and served in various executive capacities becoming President in 1974 and Chairman of the Board and Chief Executive Officer in 1978. He is a Director of Bank of Montreal, GATX Corporation, Harris Bankcorp, Inc., Harris Trust and Savings Bank, Mutual Trust Life Insurance Co. and Stone Container Corporation. Mr. Glasser is also a Director of the Chicago Association of Commerce
                     & Industry, Chicago Central Area Committee, Lake Forest Hospital, National Merit Scholarship Corporation, Northwestern Memorial Corporation, Voices for Illinois Children and a Trustee of Better Government Association, Chicago Zoological Society and the University of Chicago.

                                        NOMINEES FOR ELECTION

                     THOMAS H. O'LEARY, age 60 -- Director since April 18, 1988. CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER, BURLINGTON RESOURCES INC., an oil and gas exploration and production company. Mr. O'Leary received an undergraduate degree from Holy Cross College in 1954 and an MBA degree from Wharton School of Finance in 1961. In 1982 Mr. O'Leary joined Burlington Northern Inc. as Vice Chairman of the Board, in 1989 he became President and Chief Executive Officer of Burlington Resources Inc., in 1990 he assumed the additional title of Chairman and in 1992 he assumed his present title. Mr. O'Leary is a Director of Burlington Resources Inc. and The Kroger Co.

                     JOHN D. ONG, age 61 -- Director since June 18, 1973. CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER, THE BFGOODRICH COMPANY. Mr. Ong received his B.A. and M.A. degrees from Ohio State University and his LL.B. degree from Harvard Law School. He joined The BFGoodrich Company in 1961 as assistant counsel. Mr. Ong progressed through a number of business positions. He was elected Executive Vice President and a Director in June, 1973, Vice Chairman of the Board in April, 1974, President in April, 1975, and became Chairman of the Board and Chief Executive Officer on July 1, 1979. In July 1994 he assumed the additional position of President. Mr. Ong is a Director of Ameritech Corporation, ASARCO, Incorporated, Cooper Industries, Inc., The Geon Company and The Kroger Co. In addition, he is a senior member of The Conference Board and a member of The Business Council and The Business Roundtable and a Director of the Chemical Manufacturers Association. Mr. Ong is also a Trustee of the University of Chicago and Western Reserve Academy.

                     JOSEPH A. PICHLER, age 55 -- Director since September 1, 1988.
                     CHAIRMAN AND CHIEF EXECUTIVE OFFICER, THE KROGER CO., a retail food company. Mr. Pichler is a magna cum laude graduate of Notre Dame University and has an M.B.A. and a Ph.D. from the University of Chicago. He joined Dillon Companies, Inc. in 1980 and was elected President of Dillon in 1982. He was elected to the Board of Directors of Kroger when Dillon became part of Kroger in January, 1983. He was elected President and Chief Operating Officer in October, 1986, Chief Executive Officer in June, 1990 and Chairman in September, 1990. Mr. Pichler served for six years as Dean of the School of Business at the University of Kansas.
                     Mr. Pichler is a director of The Kroger Co. He is a member of the Board of Directors of Boys Hope and serves on the Advisory Board of Tougaloo College in Tougaloo, Mississippi and the Cincinnati Chapter of The Salvation Army. He is a Board Member of the Cincinnati Opera and the Salvation Army School for Officer Training.

                                        NOMINEES FOR ELECTION
                     ALFRED M. RANKIN, JR., age 53 -- Director since April 18, 1988.
                     CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER OF NACCO INDUSTRIES, INC., a holding company with interests in the mining and marketing of lignite, manufacturing and marketing of forklift trucks, and the manufacturing and marketing of small household electric appliances. Mr. Rankin holds a Bachelor of Arts degree in economics from Yale University, and a juris doctor degree from the Yale Law School. He joined NACCO Industries in February, 1989 as President and Chief Operating Officer and became President and Chief Executive Officer in May, 1991. He assumed the additional title of Chairman in May 1994. Previously, Mr. Rankin served in a number of management positions with Eaton Corporation, with the most recent being Vice
                     Chairman and Chief Operating Officer from April, 1986 to February, 1989. He is a director of NACCO Industries,
                     Inc., The Standard Products Company and The Vanguard
                     Group. He is Chairperson of the Distribution Committee of The Cleveland Foundation. He is also a trustee of Cleveland Tomorrow, the Cleveland Museum of Art, the Musical Arts Association and University Hospitals of Cleveland.

                     IAN M. ROSS, age 67 -- Director since March 1, 1983. PRESIDENT EMERITUS OF AT&T BELL LABORATORIES, the research and development subsidiary of AT&T. A native of Southport, England, Dr. Ross received his B.A., M.A. and Ph.D. degrees in electrical engineering from Cambridge University, England. He joined AT&T Bell Laboratories in 1952 and has held a number of positions with that corporation and its affiliates. He was named President in 1979 and President Emeritus in July, 1991. Dr. Ross is a director of Thomas & Betts Corporation. He is also a member of the National Science Board and the Board of Trustees of the Foundation of the University of Medicine and Dentistry of New Jersey.

                     D. LEE TOBLER, age 61 -- Director since April 18, 1988. EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, THE BFGOODRICH COMPANY. Mr. Tobler received a bachelor of arts degree in finance and economics from Brigham Young University in 1957 and a master in business administration degree from Northwestern University in 1958. In 1981 Mr. Tobler joined Zapata Corporation as Group Vice President, Chief Administrative and Financial Officer, where he served until he assumed his present position as of January 1, 1985. Mr. Tobler is not a director of any other public company. Mr. Tobler is Chairman and Trustee of the Akron Regional Development Board, and a Trustee of the Ohio Ballet.

                     WILLIAM L. WALLACE, age 60 -- Director since April 16,
                     1990.
                     CHAIRMAN, LIQUID CARBONIC INC., a manufacturer and distributor of compressed industrial gases and related products. After graduating from the University of Toronto in 1956 with a B.A.Sc. degree in Metallurgical Engineering, Mr. Wallace joined Dofasco Inc. and held a number of positions including Executive Vice President and Chief Operating Officer in 1987; President and Chief Operating Officer in 1990 and President and Chief Executive Officer from 1991 to 1992. He joined Liquid Carbonic Inc. in December 1992 to become Chairman. Mr. Wallace is a Director of Liquid Carbonic Inc., Fuji Bank Canada, Woodbridge Foam Corporation, the Art Gallery of Hamilton and the Canadian Chamber of Commerce. He is a Governor of the YMCA and Stratford Shakespearean Festival Foundation of Canada. He is a past chair and current member of the Ontario Business Advisory Council.

                     JOHN L. WEINBERG, age 70 -- Director since May 15, 1962. SENIOR CHAIRMAN, GOLDMAN, SACHS & CO., investment bankers. Mr. Weinberg, born in New York, was graduated from Princeton University and the Harvard Graduate School of Business Administration. He served as an officer in the United States Marine Corps from 1942 to 1946 and in 1951 and 1952. Mr. Weinberg has been associated with Goldman, Sachs & Co. since 1950, became a Partner in that firm in 1956, Senior Partner and Co-Chairman of the Management Committee in 1976, and Senior Partner and Chairman of the Management Committee in 1984. On December 1, 1990, he retired as a general partner and became Senior Chairman of The Goldman Sachs Group, L.P. of which Goldman,
                     Sachs & Co. is its principal affiliate. Mr. Weinberg assumed his current title in July, 1991. He is also a Director of Capital Holding Corporation, Champion International Corporation, E.I. duPont de Nemours and Company, Knight-Ridder Inc., and The Seagram Company Ltd. He is a member of the Board of Governors and member of the Executive Committee of The New York Hospital -- Cornell Medical Center, a member of the Council on Foreign Relations, and a member of The Conference Board, The Business Council and a Charter Trustee, Princeton University.

                     A. THOMAS YOUNG, age 56 -- Nominee for Director.
                     PRESIDENT AND CHIEF OPERATING OFFICER, MARTIN MARIETTA CORPORATION, an aerospace and defense company. Mr. Young is a graduate of the University of Virginia with bachelor degrees in aeronautical engineering and mechanical engineering, and of the Massachusetts Institute of Technology with a master's degree in management. Mr. Young was with the National Aeronautics and Space Administration from 1961 to 1982, serving in a number of management positions including Mission Director of the Project Viking Mars landing program and Director of the Goddard Space Flight Center. In 1982 he joined Martin Marietta as Vice President of Aerospace Research and Engineering, later became Senior Vice President and President of Martin Marietta Electronics & Missiles Group and Executive Vice President. He assumed his current position in January
                     1990. Mr. Young is a director of Cooper Industries, Inc., Dial Corporation and Martin Marietta Corporation. He is a director of the Virginia Engineering Foundation of the University of Virginia's School of Engineering and Applied Science. Mr. Young is also a Fellow of the American Astronautical Society, the American Institute of Aeronautics and Astronautics, Chairman of the Business Committee for the Arts and a member of the National
                     Academy of Engineering.

                                 OTHER NOMINEES

  Under provisions of the Company's By-Laws any shareholder of the Company entitled to vote for the election of directors may make nominations for director if such shareholder provides written notice to, and such notice is received by, the Secretary of the Company generally not less than 60 nor more than 90 days prior to the first anniversary of the preceding year's annual meeting. Consequently such notice must be received between January 18 and February 17, 1995. Such notice shall give the name, age, principal occupation or employment of each proposed nominee and a brief description of any arrangement or understanding between such person and others pursuant to which he was selected as a nominee, as well as any other information required by the proxy regulations promulgated by the Securities and Exchange Commission. The notice shall include the proposed nominee's written consent to serve as a director if elected. The notice shall also provide (i) the name and address of the shareholder proposing the nominee as well as any other shareholders believed to be supporting such nominees, and (ii) the number of shares of each class of stock of the Company owned by such shareholders. No person is eligible for election as a director unless nominated in accordance with the procedures contained in the By-Laws. See Appendix A for the full text of the relevant section of the By-Laws. The Company has not received any notice of additional nominees for director.

                          TRANSACTIONS WITH DIRECTORS

  John L. Weinberg, a Director of the Company, is the Senior Chairman and a retired general partner of Goldman, Sachs & Co., an investment banking firm that regularly performs services for the Company such as acting as financial advisor and serving as principal or agent for the Company in the purchase and sale of securities.

   HOLDINGS OF COMPANY EQUITY SECURITIES BY DIRECTORS AND EXECUTIVE OFFICERS

  The table below sets forth information with respect to the number of shares of the Company's Common Stock beneficially owned by Directors and Officers of the Company as of January 31, 1995.

                                                               AMOUNT AS TO WHICH
                                                                    THERE IS
                                 AMOUNT AND                  ----------------------
                                 NATURE OF        PERCENT      SOLE         SOLE
                                 BENEFICIAL         OF        VOTING      INVESTMENT
 NAME OF BENEFICIAL OWNER       OWNERSHIP(1)       CLASS      POWER         POWER
- - --------------------------    ----------------    -------    --------     ---------
Jeanette Grasselli Brown        1,000  Direct        *          1,000        1,000
David L. Burner                65,486  Direct        *         65,486       57,611
George A. Davidson, Jr.         1,500  Direct        *          1,500        1,500
James J. Glasser                1,000  Direct        *          1,000        1,000
Jon V. Heider                  69,494  Direct        *         69,494       61,994
John N. Lauer                  96,037  Direct        *         94,537       80,537
                                1,500  Indirect
Thomas H. O'Leary                 200  Direct        *            200          200
John D. Ong                   288,134  Direct      1.1%       287,984      261,309
                                  150  Indirect
Joseph A. Pichler                 500  Direct        *            500          500
Alfred M. Rankin, Jr.             500  Direct        *            500          500
Ian M. Ross                       500  Direct        *            500          500
Wayne O. Smith                 23,000  Direct        *         23,000       23,000
D. Lee Tobler                 102,425  Direct        *        102,425       93,825
William L. Wallace              2,050  Indirect      *
John L. Weinberg                1,000  Direct        *          1,000        1,000
A. Thomas Young                   500  Direct        *            500          500
20 Directors and Officers     792,001  Direct      3.0%       792,001      717,926
  as a Group                    3,700  Indirect

* Less than 1%.

(1) Includes the approximate number of shares credited to the individuals' accounts in the Company's Retirement Plus Savings Plan and a similar subsidiary plan as of January 31, 1995, the Company's matching portion of which is subject to vesting requirements. Includes shares not presently owned by the individuals but which are subject to Key Employees' Stock Options exercisable within sixty days as follows: John D. Ong, 182,000 shares; J. N. Lauer, 75,000 shares; D. Lee Tobler, 82,500 shares; and 20 Directors and Officers as a group, 571,800 shares. Executive officers have voting power but no investment power with respect to Performance Shares contingently awarded to them under the Company's Long-Term Incentive Plan.

                       BENEFICIAL OWNERSHIP OF SECURITIES

  The table below sets forth information known to the Company with respect to persons who are the beneficial owner of more than 5% of the Company's Common
Stock as of December 31, 1994. The shares are directly owned except that the shares in the Company's benefit plans are held of record, but not beneficially, by the Plan's Trustee.

                     NAME AND ADDRESS
                   OF BENEFICIAL OWNER                  AMOUNT        PERCENT OF CLASS
        ------------------------------------------    ----------      ----------------
        State Street Bank and Trust Company,
          Trustee
          225 Franklin Street
          Boston, MA 02110
             The B.F.Goodrich Company Retirement       2,423,497              9.4%
               Plus Savings Plan and other
               Company plans(1)
             Other(2)                                    902,059              3.5
        The Capital Group Companies, Inc.(3)           2,092,700              8.1
          333 South Hope Street
          Los Angeles, CA 90071
        Manning & Napier Advisors, Inc.(4)             1,745,210              6.8
          1100 Chase Square
          Rochester, NY 14604
        Equinox Capital Management, Inc.(5)            1,634,890              6.3
          399 Park Avenue
          New York, NY 10022

(1) Participants have voting rights; Trustee is to vote shares for which it does not receive any voting instructions in the same ratio as shares as to which it does receive voting instructions.

(2) Has sole voting power as to 171,395 shares, shared voting power as to 594,843 shares, sole dispositive power as to 306,636 shares and shared dispositive power as to 595,423 shares.

(3) Has sole voting power as to 381,900 shares and sole dispositive power as to 2,092,700 shares.

(4) Has sole voting power as to 1,682,035 shares and sole dispositive power as to 1,745,210 shares.

(5) Has sole investment discretion as to all shares, sole voting power as to 741,760 shares and shared voting power as to 893,130 shares.

                         COMPENSATION COMMITTEE REPORT

EXECUTIVE COMPENSATION PHILOSOPHY

  The Compensation Committee and the Company are committed to the philosophy that pay should be linked to Company performance so that the interests of executives are aligned with the interests of shareholders. This philosophy is supported by the following guiding principles for the Company's compensation programs:

     - A significant portion of pay will be dependent on the Company's annual and long-term performance including creation of shareholder value.

     - To the degree possible, compensation programs will be designed to use stock-based incentives in order to link shareholder and executive interests and to encourage stock ownership by executives.

     - A greater percentage of total compensation will be performance-based and variable (versus fixed compensation) than competitive practices might suggest.

     - Total cash compensation is to be above the median and nearing the 75th percentile of major industrial companies when the variable compensation elements are earned and be substantially below the median when the variable compensation elements are not earned. The Company intends to provide total compensation commensurate with performance -- when there is good performance, compensation levels will compare favorably with other companies, and when performance is below expectations, compensation levels will be below the average of other companies.

  The Company's compensation program consists of three elements: annual base salary, annual cash bonus incentive compensation and long-term incentives. To assist it in performing its duties, the Committee meets periodically with compensation consultants.

SURVEY DATA

  The Compensation Committee establishes compensation programs, in part, on the basis of competitive factors. It considers both broad-based surveys of large industrial companies and industry-specific surveys. The principal broad-based surveys relied upon include three nationally recognized surveys covering more than 1,400 U.S. companies.

  The principal industry-specific survey utilized is that of selected aerospace and chemical companies, which the Committee has used for a number of years.

  There is some overlap between the different survey groups. No separate survey is constructed that includes only those companies comprising the different indices used in the stock price performance graph, although some of those companies are contained in the other surveys. The requirement for other companies to be included in a performance graph was established by the Securities and Exchange Commission many years after the Committee was considering compensation data from other companies. The Committee believes it is simpler to use a published industry index than to create its own index for purposes of the performance graph. The same surveys are used in determining competitive levels of base salary as well as various forms of incentive compensation.

  The Committee has established the target level for long-term incentive compensation to be approximately 110% of the survey data median when the Company achieves its financial goals. The Committee established guidelines for long-term compensation to achieve this target range a number of years ago, and will periodically reevaluate the guidelines. The long-term incentive guidelines used in 1994 would result in long-term incentive compensation achieving approximately 85% of the median survey data if the Company achieved its financial goals.

BASE SALARY

  The Company's base salary policy is intended to insure that compensation practices are competitive within relevant industries and with major industrial companies. The Compensation Committee's current view is that the middle of the salary range for BFG executives should be at about the median base salary of comparable industrial companies. The Compensation Committee establishes the annual base salary for Company officers at the level of executive vice president or higher and approves salary midpoint levels and percentage increases in those levels for other executive positions in the Company. The salary range for each position is from 20% below the midpoint to 20% above the midpoint.

INCENTIVE COMPENSATION

  Incentive compensation is intended to motivate and retain qualified individuals who have the opportunity to influence Company results significantly and enhance shareholder value. The philosophy for incentive compensation plans is to provide awards when financial objectives are achieved and provide reduced or no awards when the objectives are not achieved. Incentive compensation programs are divided into two types -- annual cash bonus and long-term incentive compensation. Generally speaking, the higher an individual's level within the Company, the greater the percentage of his or her potential total compensation is represented by incentive compensation.

  ANNUAL INCENTIVE COMPENSATION

  An individual's annual cash bonus target is expressed as a percentage of his or her salary range midpoint, with the percentages of salary midpoint increasing with the level of the job. A total target incentive pool is created for each major business segment and for designated groups or divisions within each segment. The total target incentive pools are further divided into financial performance pools and pools based on performance against specific strategic and operational objectives approved by the Compensation Committee. For 1994, the financial pools were weighted at 80% and the strategic/operational pools were weighted at 20% of the target. Incentive payments can range from 50% of the target amount when the threshold financial objective (75% of target in 1994) is achieved, to a maximum of 150% of the target when the maximum financial objective (125% of target in 1994) is achieved. If a minimum financial performance is not achieved, no bonus will be paid.

  In 1994 corporate staff financial goals were based upon net income and return on equity. Operating unit financial goals were based upon segment operating income, operating income return on net capital employed (OIRONCE) and cash flow. Individual awards are made based upon individual performance within a range established with reference to achievement of financial and strategic goals.

1994 RESULTS

  The corporate staff achieved 131% of their financial and strategic goals. The operating segments achieved 99% and 111% of their respective goals. The actual payout for the corporate staff averaged 115% of the target bonus and for the operating segments averaged 90% of target.

  The strategic goals for the corporate staff related to the implementation of corporate plans, acquisitions and divestitures and improvement of corporate organization. The strategic goals for the operating segments included specific objectives relating to product development, productivity improvement, market share and organizational goals.

  LONG-TERM INCENTIVE COMPENSATION

  Currently, long-term incentive compensation at the Company consists of a performance-related plan based on a three-year measuring cycle and stock options.

  In 1992, the Compensation Committee adopted the Long-Term Incentive Plan, which is based on the Performance Share Plan and the Stock Option Plan, and made awards of Restricted Stock and Performance Shares (as of December 31, 1994, there were 48 participants). The participants who were still employed by the Company on December 31, 1994, became vested in the Restricted Stock. At that time, generally the individual received 50% of the shares awarded and the remaining 50% were withheld to satisfy income tax withholding requirements. The shares of Restricted Stock actually received are restricted from further sale for an additional two years.

  The Committee established performance objectives over the three-year plan cycle when it awarded the Performance Shares in 1992. The recipient would only be entitled to retain shares at the end of the plan cycle if the threshold performance standard is met. The number of shares to be received free of further restrictions could have ranged from 50% to 150% of the original Performance Share award depending on the level of attainment of financial objectives.

  Currently the Committee only makes awards once every three years. No awards were made to existing participants in 1993 or 1994. Guidelines establish a range of awards for Restricted Stock and Performance Shares depending upon the individual's position level within the Company -- the higher the position level the greater the award range. The determination of whether to make an award and the amount of the award within the range is dependent upon the individual's past performance and expectations of future performance.

  The performance objectives for the 1992 awards for the senior corporate executives and corporate staff employees were dependent upon the three-year average total Company return on equity. The performance objectives for operating segment and significant subsidiary presidents was based one-half on total Company performance measured as an average return on equity and one-half related to the operating segment or subsidiary performance expressed as average operating income return on net capital employed (OIRONCE) for the three-year period. Other participants within the operating segment and subsidiaries had their awards based solely on the average OIRONCE for their respective segment or subsidiary.

  In 1993 the Committee eliminated the effect of an accounting change and increased the Company return on equity goal for Performance Shares because the Company adopted the Statement of Financial Accounting Standard No. 106 relating to postretirement benefits other than pensions by electing to recognize a $286.5 million after tax charge in 1992. This action was not contemplated when the goal was established. The Committee felt the upward adjustment was appropriate because the adoption of the accounting standard significantly reduced the Company's shareholders equity and as a result the same level of income would have a higher percentage return on equity. The upward adjustment was to the level that would have been established had the adoption been expected.

  Corporate staff participants received 71% and operating segment participants received between 0% and 108.7% of their Performance Share awards. The remaining shares were forfeited to the Company. A sufficient number of shares were withheld to satisfy income tax withholding requirements. The shares, which were actually delivered to the individuals in February, 1995, are free from further restrictions.

  The Stock Option Plan is administered by the Compensation Committee. The Plan provides that options may not be granted at less than 100% of fair market value. The Committee has established a range of awards for individuals based upon their position level within the Company -- the higher the position level, the greater the award range. The actual award is dependent upon the individual's past performance and expectation of future performance. In 1994, the Committee granted stock options to 157 executives.

  With respect to the Executive Vice Presidents, the Committee considers the recommendation of the Chief Executive Officer in determining the level of awards of long-term incentive compensation. It also considers its own impression of the individuals since the members have ample opportunity to observe their performance. With respect to other executives who receive long-term incentive compensation, the Committee makes the determination of the appropriate ranges of awards, but generally considers the recommendation of management in making the specific award within the established range. The Committee has available information as to the level of past awards and individual stock ownership of the executive officers. The factors considered in making the awards for the Chief Executive Officer are discussed below.

OMNIBUS BUDGET RECONCILIATION ACT OF 1993

  The Omnibus Budget Reconciliation Act of 1993 established a disallowance of deductions for tax purposes for certain employee remuneration in excess of $1 million per year beginning in 1994. Under the Internal Revenue Service regulations, the Company believes all awards under the Company's existing long-term incentive plans (Stock Option Plan and Long-Term Incentive Plan) made prior to the Annual Meeting of Shareholders in April 1997 will be exempt from the non-deductibility provision of the law.

  In 1994, the only compensation which may be subject to the law is base compensation, which always will be subject to the non-deductibility provision, and the Management Incentive Program. Incentive compensation can be exempt from the limitation if it is subject to specified performance criteria and is approved by shareholders. The Committee believed that it did not have adequate time to evaluate the proposed regulations when they were issued and consider alternative plan designs which would have complied with the proposed regulations and still meet the goals of the Company's compensation philosophy in sufficient time to submit the plan for shareholder approval for 1994. Mr. Ong is the only individual who exceeded the non-deductibility limits in 1994.

  The Compensation Committee believes the Company should attempt to comply with the provisions of the law with respect to incentive compensation so that incentive compensation which may be awarded for 1995 and later will be deductible for tax purposes. Consequently the Committee recommended to the Board of Directors and the Board of Directors approved the adoption of a new Senior Executive Management Incentive Plan, subject to approval of the shareholders, which is intended to meet the deductibility requirements. See Proposal Number 3, Senior Executive Management Incentive Plan, for a description of its provisions.

CHIEF EXECUTIVE OFFICER

  In determining the base salary established for John D. Ong, the Chief Executive Officer, the Compensation Committee took into account surveys of base compensation of chief executive officers of other major industrial companies. It also considered Mr. Ong's leadership and key contributions to the overall financial performance of the Company, and its progress towards achieving important strategic objectives. Mr. Ong's salary midpoint is equal to the median of the survey data while his actual salary is 105% of the median. Mr. Ong's objectives were the same as the corporate staff objectives.

  With respect to the 1994 Management Incentive Program, Mr. Ong's award was determined in the same manner as described above for all other corporate staff participants. The Committee considered the achievement of the Company's financial objectives as well as Mr. Ong's contribution to the implementation of corporate plans, acquisitions and divestitures and improvement of the organization. He received an award of $650,000, or 124.7% of his target award.

  In 1994, Mr. Ong received options to purchase 17,500 shares, the same amount of options he has received in the last six years. The same factors the Committee used to evaluate Mr. Ong's base compensation were used to determine the number of stock options to be awarded. As noted above, the Company's Long-Term Incentive Plan is intended to make awards every three years. Since an award was made to Mr. Ong in 1992, no award was made to him in 1993 and 1994. Mr. Ong received a distribution of Restricted Stock and Performance Shares in the same manner as other participants, as described above.

  The Compensation Committee compares the total long-term incentive compensation with total long-term incentive compensation from the survey data. The Committee's target is to have total long-term incentive compensation equal 110% of the median of the survey data when the Company achieves its financial objectives. The guidelines for long-term incentive data are reviewed periodically. In 1994, Mr. Ong's aggregate long-term incentive compensation would have equaled approximately 90% of the median of the survey data if the Company's financial goals were achieved.

                                         The Compensation Committee

                                           Ian M. Ross, Chairman
                                           Alfred M. Rankin, Jr., Vice Chairman
                                           George A. Davidson, Jr.
                                           Thomas H. O'Leary
                                           William L. Wallace


                           SUMMARY COMPENSATION TABLE

                                    ANNUAL COMPENSATION                    LONG TERM COMPENSATION
                           -------------------------------------   -----------------------------------------
                                                                             AWARDS               PAYOUTS
                                                                   --------------------------   ------------
                                                                                      SECURITIES
     NAME AND                                       OTHER ANNUAL                      UNDERLYING     LTIP       ALL OTHER
    PRINCIPAL                                       COMPENSATION   RESTRICTED STOCK   OPTIONS/    PAYOUTS      COMPENSATION
     POSITION       YEAR   SALARY($)    BONUS($)        ($)          AWARDS($)(1)     SARS(#)       $(2)          ($)(3)
- - ------------------  -----  ----------   ---------   ------------   ----------------   -------   ------------   ------------
John D. Ong,         1994    750,000     650,000       103,794              -0-       17,500       840,463         68,760
Chairman,            1993    737,000     643,500       106,835              -0-       17,500           -0-         51,314
President            1992    715,000     205,000        67,886          726,213       17,500           -0-         42,691
and Chief
Executive Officer

John N. Lauer,(4)    1994    505,050     300,000        61,315              -0-       12,500       441,088         46,794
President and        1993    487,000     443,500        66,014              -0-       12,500           -0-         36,883
Chief Operating      1992    462,000     140,000        44,866          381,500       12,000           -0-         27,593
Officer

D. Lee Tobler,       1994    379,000     245,000        43,591              -0-        8,000       270,954         31,524
Executive Vice       1993    361,000     237,900        42,858              -0-        8,000           -0-         26,760
President and        1992    350,000      85,000        26,631          234,350        8,000           -0-         19,339
Chief Financial
Officer

David L. Burner,     1994    325,000     215,000        33,862              -0-        6,000       124,073         30,000
Executive Vice       1993    285,000     175,000        32,115              -0-        5,000           -0-         25,663
President and        1992    255,000     160,000        20,479          126,000        5,000           -0-         24,600
President,
BFGoodrich
Aerospace

Jon V. Heider,       1994    295,917     170,000        44,747              -0-        5,000       236,297         23,911
Executive Vice       1993    283,167     166,700        38,503              -0-        5,000           -0-         19,518
President and        1992    274,000      50,000        24,929          120,000        5,000           -0-         16,440
General Counsel

Wayne O. Smith,      1994    225,000     190,000         8,040              -0-        5,000           -0-        212,500
Executive Vice       1993        -0-         -0-           -0-              -0-          -0-           -0-            -0-
President            1992        -0-         -0-           -0-              -0-          -0-           -0-            -0-
and President,
BFGoodrich
Specialty
  Chemicals

(1) Restricted Stock awarded in 1992 vested on December 31, 1994; provided, however, 50% of the shares awarded may not be sold for an additional two-year period. The remaining 50% of the shares were withheld to satisfy withholding tax obligations. Mr. Lauer's shares are not subject to further restrictions. Mr. Smith's Restricted Stock award will vest April 1, 1997. Dividends were paid on these shares at the same rate as paid to all other shareholders. As of December 31, 1994, the number of shares of Restricted Stock and Performance Shares contingently awarded under the Company's Long-Term Incentive Plan and the market value of that number of shares, respectively, were as follows: J. D. Ong, 26,675 and $1,157,028; J. N. Lauer, 14,000 and $607,250; D. L. Tobler, 8,600 and
$373,025; D. L. Burner, 7,875 and $341,578; J. V. Heider, 7,500 and $325,313;
and W. O. Smith, 5,000 and $216,875.

(2) The Compensation Committee eliminated the effect of the adoption of Statement of Financial Accounting Standard No. 106 relating to post retirement benefits other than pensions and increased the return on equity goal for the Performance Shares under the Long-Term Incentive Plan. The adoption of the standard resulted in a $286.5 million after tax charge which reduced the Company's shareholders equity, and as a result the same level of income would produce a higher percentage return on equity.

                                       15

(3) Mr. Smith received a special hiring bonus of $212,500 in April 1994, in the form of 5,000 shares of Restricted Stock, which shares will become fully vested and free of restrictions if he remains in the employ of the Company until April 1, 1997. Of the remaining amounts, $9,000 represents the Company's contribution to the Retirement Plus Savings Plan, a tax-qualified defined contribution plan, and the balance represents Company contributions to a benefit restoration plan with respect to amounts in excess of the amount permitted to be contributed under the tax-qualified plan.

(4) Mr. Lauer resigned as President, Chief Operating Officer and a Director effective July 18, 1994. Under the terms of a separation agreement, he continued as an employee with full compensation and benefits through December 30, 1994 and retired effective January 1, 1995. He will receive separation payments of approximately $508,000 in 1995. During 1996 Mr. Lauer will receive separation payments at the annualized rate of $507,000 until he commences new employment. If his new employment has an annualized base salary of less than $507,000, he will receive the difference between his new base salary and $507,000. Mr. Lauer's pension benefits will be calculated as if he had eight years of service with the Company. He will be eligible for retiree medical benefits and certain executive benefits through 1996.

                           OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                              POTENTIAL REALIZABLE VALUE AT
                                                                                         ASSUMED
                                                                               ANNUAL RATES OF STOCK PRICE
                                      INDIVIDUAL GRANTS                        APPRECIATION FOR OPTION TERM
                    -----------------------------------------------------  ------------------------------------
                      NUMBER OF     % OF TOTAL
                     SECURITIES    OPTIONS/SARS
                     UNDERLYING     GRANTED TO
                    OPTIONS/SARS    EMPLOYEES    EXERCISE OR
                       GRANTED      IN FISCAL    BASE PRICE    EXPIRATION
       NAME         (# OF SHARES)      YEAR        ($/SH)         DATE     0% ($)     5% ($)        10% ($)
- - ------------------- -------------  ------------  -----------   ----------  ------  ------------  --------------
J. D. Ong               17,500          7.7%       $ 40.00       1/2/04     -0-        $440,300      $1,115,800
J. N. Lauer             12,500          5.5          40.00       1/2/04     -0-         314,500         797,000
D. L. Tobler             8,000          3.5          40.00       1/2/04     -0-         201,280         510,080
D. L. Burner             6,000          2.7          40.00       1/2/04     -0-         150,960         382,560
J. V. Heider             5,000          2.2          40.00       1/2/04     -0-         125,800         318,800
W. O. Smith              5,000          2.2          42.625      4/4/04     -0-         134,050         339,650
All Shareholders           N/A          N/A            N/A          N/A     -0-     648,880,325   1,644,380,346
All Optionees          226,150          100          40.00       1/2/04     -0-       5,698,184      14,440,174
Optionee Gain
as % of all
Shareholder Gain           N/A          N/A            N/A          N/A     N/A            0.9%            0.9%

  The dollar amounts under the potential realizable value column are the result of calculations of assumed annual compound rates of appreciation over the ten-year life of the options in accordance with the proxy regulations of the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, of the Company's common stock. The actual value, if any, an executive may realize will depend on the excess of the market price of the shares over the exercise price on the date the option is exercised. The Company did not use an alternative formula for a grant date valuation, as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. No stock appreciation rights (SARs) were attached to these options. The options granted to the named individuals were immediately exercisable and were granted with limited stock appreciation rights which generally entitle the optionee to elect to receive the appreciation on the option in cash for a 60 day period following a "change in control", as defined under "Management Continuity Agreements".

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                                             NUMBER OF
                                                                             SECURITIES              VALUE OF
                                                                             UNDERLYING            UNEXERCISED
                                                                            UNEXERCISED            IN-THE-MONEY
                                                                            OPTIONS/SARS           OPTIONS/SARS
                                                                             AT FY-END              AT FY-END
                                                                           (# OF SHARES)               ($)
                                                                         ------------------     ------------------
                          SHARES ACQUIRED ON        VALUE REALIZED          EXERCISABLE/           EXERCISABLE/
   NAME                      EXERCISE (#)                ($)               UNEXERCISABLE          UNEXERCISABLE
- - -----------------------  --------------------     ------------------     ------------------     ------------------
J. D. Ong                        -0-                      -0-               151,000/-0-            206,720/-0-
J. N. Lauer                      -0-                      -0-                75,000/-0-            131,438/-0-
D. L. Tobler                    5,000                   76,250               69,500/-0-            162,875/-0-
D. L. Burner                     -0-                      -0-                39,600/-0-             61,569/-0-
J. V. Heider                     -0-                      -0-                38,000/-0-             57,188/-0-
W. O. Smith                      -0-                      -0-                 5,000/-0-              3,750/-0-

RETIREMENT PENSIONS

  The Company has in effect a pension plan for salaried employees which provides pensions payable at retirement to each eligible employee. The plan makes available a pension which is paid from funds provided through contributions by the Company and contributions by the employee, if any, made prior to 1972. The plan is not available to Directors other than those who are employees. The amount of an employee's pension depends on a number of factors including Final Average Earnings ("FAE") and years of credited service to the Company. The following chart shows the annual pension amounts currently available to employees who retire with the combinations of FAE and years of credited service shown in the chart, which should be read in conjunction with the notes following the chart. As of January 1, 1989 the plan generally provides a benefit of 1.15% of FAE times all years of pension credit plus 0.45% of FAE in excess of covered compensation times years of pension credit up to 35 years. In addition employees hired prior to January 1, 1990, will receive an additional pension credit of up to 4 years up to a maximum of 24 years of pension credit. Benefits become vested after 5 years of service.

                               PENSION PLAN TABLE

  FINAL                               YEARS OF BENEFIT SERVICE
 AVERAGE      ------------------------------------------------------------------------
 EARNINGS        10          20          25          30           35            40
- - ----------    --------    --------    --------    --------    ----------    ----------
   100,000      14,834      29,667      37,084      44,501        51,918        57,668
   150,000      22,834      45,667      57,084      68,501        79,918        88,542
   200,000      30,834      61,667      77,084      92,501       107,918       119,418
   250,000      38,834      77,667      97,084     116,501       135,918       150,293
   300,000      46,834      93,667     117,084     140,501       163,918       181,168
   350,000      54,834     109,667     137,084     164,501       191,918       212,043
   400,000      62,834     125,667     157,084     188,501       219,918       242,917
   450,000      70,834     141,667     177,084     212,501       247,918       273,793
   500,000      78,834     157,667     197,084     236,501       275,918       304,668
   600,000      94,834     189,667     237,084     284,501       331,918       366,418
   700,000     110,834     221,667     277,084     332,501       387,918       428,168
   800,000     126,834     253,667     317,084     380,501       443,918       489,918
   900,000     142,834     285,667     357,084     428,501       499,918       551,668
 1,000,000     158,834     317,667     397,084     476,501       555,918       613,418
 1,100,000     174,834     349,667     437,084     524,501       611,918       675,168
 1,200,000     190,834     381,667     477,084     572,501       667,918       736,918
 1,300,000     206,834     413,667     517,084     620,501       723,918       798,668
 1,400,000     222,834     445,667     557,084     668,501       779,918       860,418
 1,500,000     238,834     477,667     597,084     716,501       835,918       922,168
 1,600,000     254,834     509,667     637,084     764,501       891,918       983,918
 1,700,000     270,834     541,667     677,084     812,501       947,918     1,045,668
 1,800,000     286,834     573,667     717,084     860,501     1,003,918     1,107,418

(1) The pension plan uses either a "final average earnings" formula or a "service credit" formula to compute the amount of an employee's pension, applying the formula which produces the higher amount. The above chart was prepared using the FAE formula, since the service credit formula would produce lower amounts than those shown. Under the FAE formula, a pension is based on the highest four consecutive calendar years of an employees' earnings. Earnings include salary, overtime pay, holiday pay, vacation pay and certain incentive payments including annual cash bonuses, but excludes awards under long-term incentive programs and the Company match in the Company savings plans. For the named executive officers, only the amounts shown in the Summary Compensation Table as Salary and Bonus under Annual Compensation constitute FAE. As of December 31, 1994, final average earnings for the individuals named in the Summary Compensation Table were as follows: J. D. Ong, $1,020,125; J. N. Lauer, $617,138; D. L. Tobler, $472,475; D. L. Burner, $433,775; J. V. Heider,
$354,946; and W. O. Smith, $300,000.

(2) In computing the pension amounts shown, it was assumed that an employee would retire at age 65 and elect to receive a five year certain and continuous annuity under the pension plan and that the employee would not elect any of the available "survivor options," which would result in a lower annual pension. Pensions are not subject to any deduction for Social Security or any other offset amounts.

(3) As of January 31, 1995, the six Executive Officers named in the cash compensation table had the following credited years of service under the pension plan (including, where appropriate, up to the 4 additional years): J. D. Ong, 33 years, 10 months; D. L. Tobler, 14 years, 1 month; J. N. Lauer, 8 years, 5 months; D. L. Burner, 15 years, 9 months; J. V. Heider, 14 years, 8 months; and
W. O. Smith, 10 months.

(4) Certain recently hired executives, including J. N. Lauer, D. L. Tobler, D.
L. Burner, J. V. Heider and W. O. Smith, became vested in benefits immediately and earn an additional benefit equal to 1.6 percent for each of their first 15 years with the Company. As of December 31, 1994, the accrued additional benefits per year were as follows: J. N. Lauer, $103,950; D. L. Tobler, $75,596; D. L. Burner, $81,174; J. V. Heider, $60,104; and W. O. Smith, $2,540. These benefits are payable under a non-qualified supplemental plan funded in part with life insurance policies.

(5) Any benefits shown in the chart which exceed the level of benefits permitted to be paid from a tax-qualified pension plan under the Internal Revenue Code are payable under a non-qualified supplemental pension plan, funded in part with life insurance policies.

MANAGEMENT CONTINUITY AGREEMENTS

  In 1984 the Company first entered into management continuity agreements (the "Agreements") with certain employees, which now include all of the executive officers named in the preceding compensation table. Presently there are 11 Agreements in effect. The purpose of the Agreements is to encourage the individuals to carry out their duties in the event of the possibility of a change in control of the Company. The Agreements are not ordinary employee agreements and do not provide any assurance of continued employment unless there is a "change in control." They generally provide for a two-year period of employment commencing upon a change in control which generally is deemed to have occurred if (i) any person becomes the beneficial owner of 20% or more of the Common Stock or combined voting power of the Company's outstanding securities (subject to certain exceptions), (ii) during any two-year period there generally has been a change in the majority of the Directors of the Company, or (iii) certain corporate reorganizations occur where the existing shareholders do not retain at least 70% of the voting securities of the surviving entity. The Agreements generally provide for the continuation of employment of the individuals in the same positions and with the same responsibilities and authorities that they possessed immediately prior to the change in control and generally with the same benefits and level of compensation, including average annual increases. The individuals have the right to terminate their employment voluntarily during the 30 day period commencing one year following a change in control for any reason and receive compensation. If the individual's employment is terminated by the Company or its successor for reasons other than "cause" or is terminated voluntarily by the individual for a "good reason" (in each case as defined in the Agreements) the individual would be entitled to receive compensation for up to three years at the individual's base salary rate in effect at the time of the change in control, together with continuation of employee benefits and incentive compensation payable each year equal to the greater of that paid with respect to the most recent period prior to such termination or the "target incentive amount" for the period in which the change in control or termination occurs. The Agreements provide for a tax gross-up for any excise tax due under the Internal Revenue Code for these types of agreements.

                CUMULATIVE TOTAL SHAREHOLDER PERFORMANCE GRAPHS

  Set forth below is a line graph showing the yearly percentage change in the cumulative total shareholder return for the Company's common stock with the similar returns for the Standard & Poor's 500 Stock Index, the Standard & Poor's Chemicals Index, the Standard & Poor's Specialty Chemicals Index and the Standard & Poor's Aerospace/Defense Index. Each of the returns is calculated assuming the investment of $100 in each of the securities on December 31, 1989 and reinvestment of dividends into additional shares of the respective equity securities when paid. The graph plots the respective values on the five single days which are the last trading days of calendar years 1989 through 1994. Past performance is not necessarily indicative of future performance.

     Measurement Period          The BFGood-     S&P 500 IN-        AERO-                         CHEMICALS
    (Fiscal Year Covered)       rich Company         DEX        SPACE/DEFENSE     CHEMICALS      (SPECIALTY)
          1989                     100.00          100.00          100.00          100.00          100.00
          1990                      95.96           96.89          104.39           84.91           96.10
          1991                     112.68          126.42          124.79          110.73          135.66
          1992                     137.41          136.05          131.28          121.25          143.72
          1993                     118.65          149.76          170.75          135.60          163.87
          1994                     134.32          151.74          184.70          156.98          143.06

  In 1993, the Company sold The Geon Company, which generally comprised its polyvinyl chloride business. This completed a decade of change, during which BFGoodrich divested its commodity type businesses and reinvested the proceeds in its two specialty businesses, Aerospace and Specialty Chemicals. The past year, 1994, represents the first full year of operations under the Company's new strategic focus. For the past several years, the Company used the Standard & Poor's Aerospace/Defense and Chemicals Indices for peer group comparison purposes. With the divestiture of The Geon Company, BFGoodrich believes it is more appropriate to compare itself with specialty chemical companies instead of commodity chemical companies. Consequently, the Company has included the Standard & Poor's Specialty Chemicals Index and in future years will discontinue the Standard & Poor's Chemicals Index, which generally consists of commodity chemical companies. In 1994, The BFGoodrich

Company outperformed what it considers to be the relevant comparison indices. The chart below shows the 1994 percentage returns for the Company and the four indices reflected in the graph above.

                     COMPANY/INDEX                                 1994 RETURN
                     -------------                                 -----------
                The BFGoodrich Company                                 13.21%
                S&P 500 Index                                           1.32
                Aerospace/Defense                                       8.17
                Specialty Chemicals                                   -12.70
                Chemicals                                              15.77

                               BOARD OF DIRECTORS

COMPENSATION OF DIRECTORS

  During 1994 each non-employee Director of the Company received fixed compensation for serving as a Director at the rate of $24,000 per year, plus $600 for each Board and Board Committee meeting attended. Effective in 1995, fixed compensation was increased to $26,000 per year and the meeting fee was established at $1,000 for each Board and Board Committee meeting attended, except that the chairperson of a Committee would receive $1,500 for each meeting of that Committee attended. Director compensation was last changed in 1989. In addition, upon retirement from the Board of Directors after reaching the age of 55 with at least 10 years of service as a Director, any non-employee Director, and any employee Director who has also served as Chief Executive Officer and continues as a Director following his or her retirement as an employee, would be entitled to receive an annual amount equal to the fixed compensation level in effect at the time of retirement. A retiring Director who has reached age 55 and has served for at least 5 but less than 10 years would be entitled to a reduced amount equal to 50% of the fixed compensation level in effect at retirement, plus 10% of such compensation level for each additional year of service (rounded to the nearest whole year) up to 10.

INSURANCE

  As authorized by Section 726 of the Business Corporation Law of the State of New York and the Company's By-Laws, the Company has purchased insurance providing indemnification for the Company and its subsidiaries as well as their directors and officers. The insurance coverage was written by Federal Insurance Company and Reliance National Insurance Company, commencing June 19, 1994, for a one-year period, at a total premium cost of $648,000.

     MEETINGS BY AND CERTAIN COMMITTEES OF THE COMPANY'S BOARD OF DIRECTORS

1. MEETINGS

  The Company's Board of Directors held eight meetings in 1994. All Directors attended more than 75% of the aggregate total number of meetings held in 1994 by the Board of Directors and the Committees of the Board of Directors on which they served.

2. CERTAIN COMMITTEES

  The standing Committees of the Board of Directors are identified in the Annual Report to Shareholders. They include the following (with membership as of December 31, 1994):

  AUDIT COMMITTEE -- James J. Glasser, Chairman; Jeanette Grasselli Brown, Vice Chairman; George A. Davidson, Jr.; and Ian M. Ross. Function: Reviews with the independent auditors and the General Auditor the scope of the audit and the results of the audit examination by the independent auditors; considers and recommends to the Board of Directors the selection of the independent auditors for the next year; reviews with management and the independent auditors the annual financial statements of the Company; reviews the system of internal controls with the independent auditors, the General Auditor and other financial officers and the General Counsel of the Company, and maintains open communications with them; reviews periodically the quality and adequacy of the Company's financial organization and personnel; reviews material pending legal proceedings with the General Counsel and keeps abreast of changing areas of law with potential impact on the Company; and reviews periodically and exercises oversight with respect to the legal and ethical compliance policies of the Company. Three meetings were held in 1994.

  COMMITTEE ON DIRECTORS -- John L. Weinberg, Chairman; Ian M. Ross, Vice Chairman; James J. Glasser; Thomas H. O'Leary; and Alfred M. Rankin, Jr.
Function: Recommends candidates for the Board of Directors of the Company; reviews annually the tenure of each Director; and considers the size and composition of the Board, the ratio of non-employee to employee Directors, compensation and retirement of Directors, frequency and format of Board meetings, Committee structure, service on Committees and management succession planning. All candidates for Director of the Company are considered and selected strictly on the basis of their ability to contribute to the deliberations of the Board of Directors. Shareholders of the Company wishing to recommend candidates for the Board may submit the names of such candidates, together with any desired supporting information, to the Secretary of the Company, who maintains a file of such names and information. This file is made available to the Committee on Directors to assist it in fulfilling its duties in this area. Two meetings were held in 1994.

  COMPENSATION COMMITTEE -- Ian M. Ross, Chairman; Alfred M. Rankin, Jr., Vice Chairman; George A. Davidson, Jr.; Thomas H. O'Leary and William L. Wallace.
Function: Reviews and recommends to the Board of Directors of the Company the adoption or amendment of the various compensation and benefit plans and programs maintained for the Officers and other key employees of the Company, including any stock option or incentive compensation plans; reviews and approves specific matters which are consistent with such plans and programs; reviews and approves certain compensation and benefit arrangements for senior management; approves the terms and conditions of awards under the Key Employees' Stock Option Plan within the limits in the Plan; makes awards under the Stock Option Plan, the Performance Share Plan and the Long-Term Incentive Plan; establishes the annual merit salary increase budget for corporate staff executives; reviews and approves compensation for individuals holding the offices of Executive Vice President or higher. Eight meetings were held in 1994.

             2. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

  The Board of Directors on February 20, 1995 appointed the firm of Ernst & Young LLP, subject to ratification by the shareholders at the Annual Meeting, to audit the accounts of the Company with respect to its operations for the year 1995 and to perform such other services as may be required.

Should this firm of auditors be unable to perform these services for any reason, the Board of Directors will appoint other independent auditors to perform these services.

  Representatives of the firm of Ernst & Young LLP, the Company's principal auditors for the most recently completed fiscal year, are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR RATIFYING THIS APPOINTMENT.

           3. APPROVAL OF SENIOR EXECUTIVE MANAGEMENT INCENTIVE PLAN

  The Compensation Committee of the Board of Directors has recommended, and the Board of Directors has approved, the adoption of the Senior Executive Management Incentive Plan (subject to shareholder approval).

  Under the Omnibus Budget Reconciliation Act of 1993, the Internal Revenue Code was amended to disallow a deduction for tax purposes for certain employee remuneration in excess of $1 million per year. Incentive compensation can be exempt from this limitation if it is subject to specified performance criteria and is approved by shareholders. The Senior Executive Management Incentive Plan is designed to meet the deductibility requirements of the Internal Revenue Code.

  The Plan is not intended to provide additional compensation or benefits to its participants. The Plan will replace the annual cash incentive bonus plan presently provided to these participants, and will permit the deductibility of payments. Participants in the Plan will not be eligible for participation in the Management Incentive Program, the Company's regular annual cash bonus plan. Awards under the Plan will be similar to the awards under the Management Incentive Program, except that the Compensation Committee is not permitted to have the same level of discretion under the Plan as is permitted under the Management Incentive Program.

ELIGIBILITY

  Participation will be limited to those senior executives whose compensation may become subject to the non-deductibility provisions of the Internal Revenue Code described above. The only individuals who are subject to the non-deductibility provisions are those executive officers required to be named in the Summary Compensation Table of the Proxy Statement. Generally, this includes the Chief Executive Officer as well as the four other most highly compensated executive officers.

  The Compensation Committee will determine who will be a participant prior to or within 90 days of the beginning of each year. The Committee anticipates only designating senior executive officers who might earn more than $1 million in base and annual cash incentive compensation in the year. Mr. Ong is the only participant designated by the Compensation Committee for 1995. For calendar year 1995, he is the only executive officer who would earn in excess of $1 million in base salary and annual cash bonus even if the maximum annual incentive compensation is earned.

AWARDS

  Each year the Compensation Committee will establish a target level of incentive opportunity, stated as a percentage of the salary midpoint of each participant. In addition, a threshold and maximum award level will be established. Threshold award level represents the minimum non-zero amount of incentive award that would be paid to a participant if the minimum performance level is attained. The maximum award level represents the maximum amount of incentive award that may be paid to a participant for a plan year, even if the maximum performance threshold is equalled or exceeded. Under no circumstances will any participant be paid an award exceeding $1,500,000.

PERFORMANCE MEASURES

  The Compensation Committee will establish performance goals based upon one or more of the following performance measures: net income, pre-tax income, consolidated operating income, segment operating income, return on equity, operating income return on net capital employed, return on assets, and earnings per share of common stock. The performance measures shall be calculated without regard to any change in accounting standards adopted pursuant to the Financial Accounting Standards Board which will affect a performance measure by ten percent or more.

PERFORMANCE GOALS

  The Committee will designate each year the incentive category and percentage of salary midpoint for each participant to determine his or her incentive target amount; the performance measures to be used for that year; a schedule of each performance measure for establishing the threshold performance level; target performance level; and the maximum performance level and the method of measuring performance as a percentage of a participant's target incentive amounts; and the relative weightings of the performance measures if more than one is designated.

PARTIAL PAYMENT

  In the event of death, disability or early or normal retirement, incentive awards will be paid pro rata based on the portion of the Plan Year the participant was employed. A pro rata interim payment shall be required in the event of a "change in control" as defined under "Management Continuity Agreements".

PLAN ADMINISTRATION

  The Plan will be administered by the Compensation Committee. The Committee is empowered to set pre-established performance targets, measure the results and determine the amounts payable according to the formula. The Committee must certify that the performance goals and any other material terms were exceeded prior to the payment of any bonus. While the Committee may not increase the amounts payable under the formula, it retains discretionary authority to reduce the amount of compensation that would otherwise be payable to participants if the goals are attained.

PERIODIC REAPPROVAL BY SHAREHOLDERS

  Under the proposed regulations promulgated by the Internal Revenue Service, because the Compensation Committee has authority to vary the performance measures used, the shareholders will have to reapprove the Plan every five years in order for payments to continue to be excluded from the non-deductibility limitations of the Internal Revenue Code.

1995 AWARDS

  The Compensation Committee has established performance goals in 1995 for Mr. Ong based on net income from continuing operations and return on equity as reported to shareholders for calendar year 1995. The Committee has established relative weightings of 70% for net income and 30% for return on equity. Mr. Ong's target bonus is 80% of his base salary midpoint, which would result in a bonus payment to him of $544,100 if the target goal is achieved. The threshold award for Mr. Ong is $272,100 if 75% of the performance goal is achieved and the maximum award for Mr. Ong is $816,200 if 125% or more of the performance goal is achieved. If less than the threshold amount of performance goal is achieved, no award will be paid to Mr. Ong. Mr. Ong is not eligible to participate in the Company's regular annual cash bonus program.

  The text of the Plan is contained in Appendix B to this proxy statement, which should be reviewed for a complete statement of the terms of the Plan.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ADOPTION OF THIS PLAN.

                            4. SHAREHOLDER PROPOSAL

  Mr. William Steiner of 4 Radcliff Drive, Great Neck, New York 11024, owning 100 shares of the Company's common stock, has advised the Company that he plans to introduce the following proposal, which the Board of Directors opposes:

  "RESOLVED, that the shareholders assembled in person and by proxy, recommend
(i) that all future non-employee directors not be granted pension benefits and
(ii) current non-employee directors voluntarily relinquish their pension benefits."

The following statement was submitted in support of the proposal:

  Aside from the usual reasons, presented in the past, regarding "double dipping", that is outside (non-employee) directors who are in almost all cases amply rewarded with their pension at their primary place of employment, and in many instances serving as outside pensioned directors with other companies, there are other more cogent reasons that render this policy as unacceptable.

  Traditionally, pensions have been granted in both the private and public sectors for long term service. The service component usually represents a significant number of hours per week. The practice of offering pensions for consultants is a rarity. Outside directors' service could logically fit the definition of consultants and pensions for this type of service is an abuse of the term.

  But more importantly, outside directors, although retained by corporate management, namely the C.E.O., are in reality representatives of shareholders. Their purpose is to serve as an impartial group to which management is accountable. Although outside directors are certainly entitled to compensation for their time and expertise, pensions have the pernicious effect of compromising their impartiality. In essence, pensions are management's grants to outside directors to insure their unquestioning loyalty and acquiescence to whatever policy management initiates, and at times, serving their own self interests. Thus, pensions become another device to enhance and entrench management's controls over corporate policies while being accountable only to themselves. As a founding member of the Investors Rights Association of America I feel this practice perpetuates a culture of corporate management "cronyism" that can easily be at odds with shareholder and company interest.

  A final note in rebuttal to management's contention that many companies offer their outside directors pensions, so they can attract and retain persons of the highest quality. Since there are also companies that do not offer their outside directors pensions, can management demonstrate that those companies that offer pensions have a better performance record then their non-pensioned peers? In addition, do we have any evidence of a significant improvement in corporate profitability with the advent of pensions for outside directors?

  I urge your support, vote for this resolution.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

  The New York Business Corporation Law provides that the business of a corporation shall be managed under the direction of its Board of Directors. It is in the best interests of the Company and its shareholders to attract and retain highly qualified individuals to serve as Directors. The nominees for Directors have differing backgrounds, but each is a leader in his or her field. The Company believes it is necessary as well as appropriate to provide a competitive compensation package to attract and retain the quality of individuals it wishes to have as members of its Board of Directors.

  The Company routinely monitors competitive compensation practices for directors at other large publicly held companies. One survey published by The Conference Board indicates that more than 65% of manufacturing companies with sales in excess of $1 billion provide pension benefits to directors. The Company believes that the Directors' compensation, including pension benefits, is within the middle range of compensation for other large manufacturing companies.

  Compensation consists not only of current payments but also future payments. Pensions are in essence a form of deferred compensation. Management believes that having Directors eligible for pensions does not compromise their impartiality, but rather enhances their desire to improve the long-term performance of the Company, and aligns the Directors' interests with the long-term interests of the shareholders.

  The average Director attended 18 meetings last year. Each Director must evaluate and comprehend the strategic plans for the Company as well as analyze and make decisions on many complex matters affecting the Company. The Company believes that total compensation should be based on the services performed and the responsibilities assumed. It is not based on what other assets or income an individual director may have or may receive.

                                 OTHER MATTERS

  The Board of Directors knows of no other matters which may properly be presented to the meeting, but if other matters do properly come before the meeting, it is intended that the persons named in the proxy will vote according to their best judgment.

  Under the Company's By-Laws shareholders entitled to vote at the meeting may bring business before the annual meeting if such shareholder provides written notice to, and such notice is received by, the Secretary of the Company generally not less than 60 nor more than 90 days prior to the first anniversary of the preceding year's annual meeting. Consequently such notice must be received between January 18 and February 17, 1995. Such notice shall set forth as to each matter a brief description thereof and the reasons for conducting such business at the annual meeting. The notice shall also provide (i) the name and address of the shareholder proposing such business as well as any other shareholders believed to be supporting such proposal, (ii) the number of shares of each class of stock of the Company owned by such shareholders, and (iii) any material interest of such shareholders in such proposal. See Appendix A for the full text of the relevant section of the By-Laws. This notice requirement applies to matters being brought before the meeting for a vote. Shareholders, of course, may and are encouraged to ask appropriate questions at the annual meeting without having to comply with the notice provisions.

                             SHAREHOLDERS PROPOSALS

  Proposals of shareholders intended to be presented at the 1996 Annual Meeting and which are intended to be included in the proxy statement must be received by the Office of the Secretary, The BFGoodrich Company, 3925 Embassy Parkway, Akron, Ohio 44333-1799 no later than November 3, 1995. The Company suggests that all such proposals be sent by certified mail, return receipt requested.

Dated March 2, 1995                           By Order of the Board of Directors
                                                   Nicholas J. Calise, Secretary

                     PLEASE DATE, SIGN AND MAIL YOUR PROXY

APPENDIX A

                                    BY-LAWS

                             ARTICLE I, SECTION 10

  SECTION 10. (A) Annual Meetings of Shareholders. (1) Nominations of persons for election to the Board of Directors of the Company and the proposal of business to be considered by the shareholders may be made at an annual meeting of shareholders (a) pursuant to the Company's notice of meeting, (b) by or at the direction of the Board of Directors or (c) by any shareholder of the Company who was a shareholder of record at the time of giving of notice provided for in this By-Law, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this By-Law.

  (2) For nominations or other business to be properly brought before an annual meeting by a shareholder pursuant to clause (c) of paragraph (A) (1) of this By-Law, the shareholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a shareholder's notice shall be delivered to the Secretary at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Such shareholder's notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election or reelection as a director, the name, age, principal occupations and employment during the past five years, name and principal business of any corporation or other organization in which such occupations and employment were carried on, a brief description of any arrangement or understanding between such person and any other person(s) (naming such person(s)) pursuant to which he was or is to be selected as a nominee, and the written consent of such person(s) to serve as a director if elected; (b) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; (c) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such shareholder, as they appear on the Company's books, of such beneficial owner and any other shareholders believed by such shareholder to be supporting such nominee(s) or other business and (ii) the class and number of shares of the Company which are owned beneficially and of record by such shareholder, such beneficial owner and any other shareholders believed by such shareholder to be supporting such nominee(s) or other business.

  (3) Notwithstanding anything in the second sentence of paragraph (A) (2) of this By-Law to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Company is increased and there is no public announcement naming all of the nominees for Director or specifying the size of the increased Board of Directors made by the Company at least 70 days prior to the first anniversary of the preceding year's annual meeting, a shareholder's notice required by this By-Law shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Company not later than the close of business on the 10th day following the day on which such public announcement is first made by the Company.

  (B) Special Meetings of Shareholders. Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the Company's notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders at which directors are to be elected pursuant to the Company's notice of meeting
(a) by or at the direction of the Board of Directors or (b) provided that the Board of Directors has determined that directors shall be elected at such special meeting, by any shareholder of the Company who is a shareholder of record at the time of giving of notice provided for in this By-Law, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this By-Law. In the event the Company calls a special meeting of shareholders for the purpose of electing one or more directors, any such shareholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Company's notice of meeting, if the shareholder's notice required by paragraph (A) (2) of this By-Law shall be delivered to the Secretary at the principal executive offices of the Company not earlier than the 90th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

  (C) General. (1) Only such persons who are nominated in accordance with the procedures set forth in this By-Law shall be eligible to serve as directors and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this By-Law. The Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this By-Law and, if any proposed nomination or business is not in compliance with this By-Law, to declare that such defective proposal shall be disregarded.

  (2) For purposes of this By-Law, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

  (3) Notwithstanding the foregoing provisions of this By-Law, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this By-Law. Nothing in this By-Law shall be deemed to affect any rights of shareholders to request inclusion of proposals in the Company's proxy statement pursuant to Rule 14a-8 under the Exchange Act.

APPENDIX B

                            THE B.F.GOODRICH COMPANY

                   SENIOR EXECUTIVE MANAGEMENT INCENTIVE PLAN

PURPOSE

  The B.F.Goodrich Company Senior Executive Management Incentive Plan (the "Plan") has been established to provide opportunities to certain senior executives to receive incentive compensation as a reward for high levels of personal performance above the ordinary performance standards compensated by base salary, and for their contributions to strong performance to the Company. The Plan, together with base compensation, is designed to provide above average total cash compensation when all relevant performance objectives are achieved and below average total cash compensation when such objectives are not achieved.

ELIGIBILITY

  Participation in the Plan will be limited to those senior executives whose compensation may become subject to the non-deductibility provisions of section 162(m) of the Internal Revenue Code of 1986, as amended, or any similar successor provision (the "Code"). Participants will be selected prior to or within 90 days of the beginning of each Plan Year by the Compensation Committee of the Company's Board of Directors or a subcommittee of the Compensation Committee consisting only of those members of that Committee who are "outside" Directors as defined in regulations under the Code if any members of the Compensation Committee are not "outside" Directors as defined (the "Committee").

INCENTIVE CATEGORIES

  Each year the Committee will assign each Participant to an incentive category based on organizational level and potential impact on important Company or business unit results. The incentive categories define the target level of incentive opportunity, stated as a percentage of salary midpoint as determined by the Committee, that will be available to the Participant if the Company's target performance levels are met for the Plan Year (the "Target Incentive Amount").

MAXIMUM AND THRESHOLD AWARDS

  Each Participant will be assigned maximum and threshold award levels. Maximum award levels represent the maximum amount of incentive award that may be paid to a Participant for a Plan Year. Threshold award levels represent the minimum nonzero amount of incentive award that will be paid to a Participant. Performance below the level for which a threshold-level award is paid will earn no incentive payments.

  Each Participant's maximum award level will be 150% of his or her Target Incentive Amount. Each Participant's threshold award level will be 50% of his or her Target Incentive Amount. Under no circumstances will any Participant be paid an award exceeding $1,500,000.

PERFORMANCE MEASURES

  Performance measures that may be used under the Plan include Net Income, Pretax Income, Consolidated Operating Income, Segment Operating Income, Return on Equity, Operating Income Return on Net Capital Employed, Return on Assets, and Earnings per Share of Common Stock of the Company for the Plan Year. The performance measures shall be calculated without regard to any change in accounting standards adopted pursuant to the Financial Accounting Standards Board after the goal for a performance measure is adopted which will affect the performance measure by 10 percent or more.

PARTIAL PLAN YEAR PARTICIPATION

  Subject to the Change in Control provisions described below, incentive awards to Participants who terminate during the plan year for reasons of death, disability, or normal or early retirement will be calculated as specified above and will be paid pro rata based on a fraction, the numerator of which is the number of full and partial months of the Plan Year during which the Participant was employed by the Company, and the denominator of which is the total number of months in the Plan Year.

  Subject to the Change in Control provisions described below, Participants who terminate during a Plan Year for reasons other than death, disability, or normal or early retirement will receive no incentive award payments for such Plan Year.

PERFORMANCE GOALS

The Committee will designate, prior to or within 90 days of the beginning of each Plan Year:

- - - The incentive category and percentage of salary midpoint for each Participant to determine his or her Target Incentive Amount:

- - - The performance measures to be used for the Plan Year;

- - - A schedule for each performance measure relating achievement levels for the performance measure to incentive award levels as a percentage of Participants' Target Incentive Amounts; and

- - - The relative weightings of the performance measures for the Plan Year.

PERFORMANCE CERTIFICATION

  As soon as practicable following the end of each Plan Year, the Committee will certify the Company's performance with respect to each performance measure used in that Plan Year.

AWARD CALCULATION AND PAYMENT

  Individual incentive awards will be calculated and paid as soon as practicable following the Committee's certification of performance for each Plan Year. The amount of a Participant's incentive award to be paid based on each individual performance measure will be calculated based on the following formula (the "Formula").

Participant's      X    Participant's Incentive      X      Percentage of Target
salary range            Category percentage                 Award to be paid for
midpoint                                                    achievement against
                                                            Performance Measure
 X      Relative weighting       =      Amount of Incentive
        of                              award based on
        Performance Measure             Performance Measure

  The incentive amounts to be paid to the Participant based on each performance measure will be summed to arrive at the Participant's total incentive award payment for the Plan Year.

PAYMENT UPON CHANGE IN CONTROL

  Anything to the contrary notwithstanding, within five days following the occurrence of a Change in Control, the Company shall pay to each participant an interim lump-sum cash payment (the "Interim Payment") with respect to his or her participation in the Plan. The amount of the Interim Payment shall equal the product of (x) the number of months, including fractional months, that have elapsed until the occurrence of the Change in Control in the calendar year in which the Change of Control occurs and (y) one-twelfth of the greater of (i) the amount most recently paid to each participant for a full calendar year under the Plan or the Company's Management Incentive Program, or (ii) the Target Incentive Amount for each participant in effect prior to the Change in Control for the calendar year in which the Change in Control occurs, under the Plan. The Interim Payment shall not reduce the obligation of the Company to make a final payment under the terms of the Plan, but any Interim Payment made shall be offset against any later payment required under the terms of the Plan for the calendar year in which a Change in Control occurs. Notwithstanding the foregoing, in no event shall any participant be required to refund to the Company, or have offset against any other payment due any participant from or on behalf of the Company, all or any portion of the Interim Payment.

  For purposes of the Plan, a Change in Control shall mean

  (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company (other than by exercise of a conversion privilege), (B) any acquisition by the Company or any of its subsidiaries, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or

(D) any acquisition by any corporation with respect to which, following such acquisition, more than 70% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such acquisition in substantially the same proportions as their ownership, immediately prior to such acquisition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; or

  (ii) During any period of two consecutive years, individuals who, as of the beginning of such period, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the beginning of such period whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or

  (iii) Approval by the shareholders of the Company of a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation, do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 70% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; or

  (iv) Approval by the shareholders of the Company of (A) a complete liquidation or dissolution of the Company or (B) a sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition, more than 70% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be.

PLAN YEAR

  The Plan Year shall be the fiscal year of the Company.

PLAN ADMINISTRATION

  The Plan will be administered by the Committee. The Committee is empowered to set preestablished performance targets, measure the results and determine the amounts payable according to the Formula. While the Committee may not increase the amounts payable under the Formula, it retains discretionary authority to reduce the amount of compensation that would otherwise be payable to the Participants if the goals are attained. The Committee is empowered to modify the terms of the Plan from time to time to ensure that it complies with the requirements of Code and any regulations issued thereunder.

        BFGOODRICH
- - --------------------------------------------------------------------------------

March 2, 1995                                                 [BFGoodrich logo]


To our Shareholders:

The Annual Meeting of Shareholders will be held in the Knickerbocker Suite, on the third floor of The New York Helmsley Hotel, 212 East 42nd Street, New York, New York on Monday, April 17, 1995, at 10:30 A.M.

The proxy statement contains information regarding the meeting, the nominees for election to the Board of Directors, the proposal to ratify the appointment of Ernst & Young LLP as independent auditors, the proposal to approve the Senior Executive Management Incentive Plan and a shareholder proposal relating to Directors' pension benefits. A report on the meeting will be included in the first quarter report to shareholders.

It is important that your shares be represented at this meeting. Even if you plan to attend, we encourage you to promptly sign, date and return your proxy in the enclosed postage-paid envelope.

Sincerely,

/s/ John D. Ong
John D. Ong
Chairman of the Board
and Chief Executive Officer

                        PLEASE DETACH PROXY CARD HERE
                       \/                           \/
- - -------------------------------------------------------------------------------
     /     /

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3

1. ELECTION OF DIRECTORS     FOR all nominees     /X/    WITHHOLD AUTHORITY to vote     /X/    EXCEPTIONS* (as marked     /X/
                             listed below                for all nominees listed below         to the contrary below)

   Jeanette Grasselli Brown, George A. Davidson, Jr., James J. Glasser, Thomas
   H. O'Leary, John D. Ong, Joseph A. Pichler, Alfred M. Rankin, Jr., Ian M. Ross, D. Lee Tobler, William L. Wallace, John L. Weinberg and A. Thomas Young.
   INSTRUCTION: To withhold authority to vote for any individual nominee mark the "Exceptions" box and write that nominee's name on the space provided below.

   *EXCEPTIONS_______________________________________________________________

2. Approval of Ernst & Young LLP as auditors.          3. Approval of the Senior Executive Management Incentive Plan.

   FOR   /X/   AGAINST   /X/   ABSTAIN   /X/              FOR   /X/   AGAINST   /X/   ABSTAIN   /X/

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 4.

4. Shareholder proposal relating to Directors' pension benefits.

   FOR   /X/   AGAINST   /X/   ABSTAIN   /X/

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF DIRECTORS, FOR PROPOSALS 2 AND 3 AND AGAINST PROPOSAL 4.

                                             Change of Address and/or
                                             Comments Mark Here        /X/

                                                     Please sign exactly as name appears hereon, joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                                                     Dated: _______________________________________________, 1995


                                                     ------------------------------------------------------------
                                                                               Signature

                                                     -------------------------------------------------------------
                                                                               Signature

SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY          VOTES MUST BE INDICATED
USING THE ENCLOSED ENVELOPE.                           (X) IN BLACK OR BLUE INK.   /X/


                            THE BFGOODRICH COMPANY


                                  P R O X Y


         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby authorizes John D. Ong and Nicholas J. Calise, or either of them, with full power of substitution, to represent the undersigned and to vote all Common Stock of THE BFGOODRICH COMPANY which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the Company to be held on April 17, 1995, and at any adjournment thereof, as indicated and in their discretion upon other matters as may properly come before the meeting.

    YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES. SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3 AND AGAINST PROPOSAL 4.

    This card also constitutes your voting instructions for any and all shares held of record by The Bank of New York for your account in the Company's Dividend Reinvestment Plan.

    Please sign on the reverse side of this card and return it promptly in the enclosed return envelope to The Bank of New York, Proxy Department, New York, NY 10203-0029.
                        THE BFGOODRICH COMPANY
                        P.O. BOX 11029
                        NEW YORK, N.Y. 10203-0029



                      (Continued, and to be signed and dated, on reverse side.)